Exhibit 10.38

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into as of January 30, 2009 by and between Building Materials Corporation of America (“GAF”, as more fully defined in Paragraph 17 of this Agreement), and David A. Harrison (“Harrison”), sometimes herein collectively referred to as “the Parties”.

WITNESSETH:

WHEREAS, Harrison was employed at-will by GAF or its predecessors or subsidiaries most recently as Senior Vice President – Chief Marketing Officer in Wayne, New Jersey and was a member of the Board of Directors of GAF and its subsidiaries; and

WHEREAS, Harrison wishes to voluntarily terminate his at–will employment with GAF and resign from the Board of Directors of GAF and its subsidiaries effective the date hereof; and

WHEREAS, GAF agrees to provide Harrison with certain consideration as set forth herein including its agreement to enter into a Consulting Agreement with Harrison attached hereto as Exhibit A and made a part of this Agreement, provided he agrees to execute this Agreement;

WHEREAS, GAF has determined that Harrison has no days of earned but unused vacation days; and

WHEREAS, Harrison has been advised of his right to consult an attorney before signing this Agreement.

NOW, THEREFORE, in consideration of the covenants herein undertaken, and the releases herein contained including the general release in Paragraph 5 of this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged by the parties, GAF and Harrison agree as follows:

1.             Harrison voluntarily terminates his employment with GAF and resigns from the Board of Directors of GAF and its subsidiaries effective the date hereof (the “Separation Date”).  Harrison agrees to execute any paperwork reasonably necessary to effectuate this separation.  After the Separation Date, Harrison shall no longer serve as Senior Vice President – Chief Marketing Officer or in any other position or capacity with GAF except as otherwise specifically provided in the Consulting Agreement.  Except as otherwise provided herein, Harrison shall return to GAF all GAF-owned or used property in his possession as soon as practicable and he will not retain copies of any confidential GAF information or material.

2.             GAF agrees to provide the following pay, benefits, and other consideration to Harrison:

(a)           GAF shall enter into a Consulting Agreement in the form attached hereto as Exhibit A and made a part of this Agreement.

(b)           Beginning February 1, 2009, Harrison is eligible to elect the continuation of his group medical and/or dental insurance coverage provided by GAF as provided by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  After January 31, 2009, Harrison shall no longer be eligible for any other welfare benefit not included in COBRA continuation coverage or for participation in any pension benefit including GAF’s 401k plan.

(c)           GAF agrees to sell to Harrison the Company-leased automobile currently in his possession for a total of one dollar ($1.00).  Harrison acknowledges and agrees that he shall be solely responsible for compliance with any applicable Internal Revenue Service regulations with respect to any tax consequences or obligations associated with the purchase of this automobile.  The Parties acknowledge that the automobile is being sold “as is” without any warranty, express or implied.  GAF makes no representations regarding the automobile and upon execution of the sale, GAF has no further responsibilities or liabilities associated with the automobile.

(d)      GAF agrees to sell to Harrison the Company-owned laptop computer currently in his possession for a total of one dollar ($1.00).  Harrison acknowledges and agrees that he shall be solely responsible for compliance with any applicable Internal Revenue Service regulations with respect to any tax consequences or obligations associated with the purchase of this computer.  As a condition to the sale, Harrison agrees to return the computer to GAF to allow GAF to copy or remove all GAF proprietary information, data and applications and any other information, data or applications as determined by GAF in its sole discretion.  GAF agrees to remove all GAF-specific applications, network log-ins and other applications so as to allow unrestricted use of the computer.  GAF agrees to use reasonable efforts to return said computer to Harrison within one (1) business day from the time it is returned to GAF.  The Parties acknowledge that the laptop is being sold “as is” without any warranty, express or implied.  GAF makes no representations regarding the computer and upon execution of the sale, GAF has no further responsibilities, except as provided in this paragraph, or liabilities associated with the computer.  Upon Harrison completing the necessary transfer documentation as requested by GAF, GAF will transfer to Harrison for his personal use the mobile phone number he currently uses and Harrison shall be responsible thereafter for all costs and fees relating to that number.

(e)       Harrison acknowledges and agrees that he is waiving his right to, and is not eligible for, a 2008 bonus under GAF’s Executive Incentive Compensation Plan.  However, GAF agrees to pay him a discretionary bonus for 2008 performance in the amount of One hundred eighty thousand dollars ($180,000.00), subject to standard withholding and payroll deductions, payable no later than February 28, 2009.  This payment shall be transmitted to Harrison by direct deposit or wire transfer to the account on record with GAF.

3.             Harrison agrees not to disclose the contents of this Agreement to anyone except his attorney and/or financial consultant, if any, his immediate family, and appropriate governmental agencies which require this information or as required by law.  If disclosure is made to any of the foregoing, Harrison shall advise each of the non-disclosure requirements of this Agreement.

Harrison shall also keep confidential and not disclose to anyone the circumstances leading to the execution of this Agreement, subject to the exceptions specified herein and also subject to his right to discuss such circumstances (but not the contents of this Agreement) with any bona fide prospective employers of Harrison or as required by law.  GAF agrees not to disclose the contents of this Agreement or the circumstances leading to its execution except as required by law or to its attorneys or other advisers, all of whom will be advised of the non-disclosure requirements of this Agreement.

4.               If Harrison discloses the contents of this Agreement or any other information, the disclosure of which is prohibited by this Agreement, except as allowed and under the conditions provided herein, or is otherwise in material breach of this Agreement or the Agreement Regarding Confidentiality and Competition dated as of July 10, 1998 by and between GAF and Harrison, as amended by the Employment Security Agreement dated as of June 30, 2001 by and between GAF and Harrison (the “Confidentiality and Competition Agreement”), before all amounts, benefits or other consideration due under this Separation Agreement and General Release are provided to him, GAF’s obligation to make any remaining payments or to provide any benefit or other consideration to Harrison under the instant Agreement shall cease.  The foregoing is in addition to and without limiting GAF’s rights to any other remedy it may have by reason of such a breach.

5.             In consideration for the benefits and other consideration provided for in this Agreement, Harrison, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby forever releases and discharges GAF, its parent companies and its and their respective successors, assigns, subsidiaries, affiliates, directors, officers, shareholders, representatives, attorneys, insurers, agents and employees (hereinafter “GAF Releasees”) from any and all causes of action, claims, losses, damages, costs and/or expenses (including attorney’s fees) and/or other liabilities (collectively, “Liabilities”), known or unknown, asserted or unasserted, which Harrison has or may have, from the beginning of time to the date of the execution of this Agreement, including, but not limited to, Liabilities arising under any and all federal, state, or local laws, regulations, or ordinances prohibiting discrimination in employment on the basis of sex, sexual orientation, race, age, religion, national origin, mental or physical disability, or any other form of unlawful discrimination, including but not limited to, Title VII of The Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Americans with Disabilities Act; any accrued benefit under any other GAF Employee welfare benefit plan as that term is defined by Section 3(1) of the Employment Retirement Income Security Act; any provision of the Constitution of the United States, the State of New Jersey, or any other state; any provision of any other law, common or statutory, of the United States, New Jersey or any other state, including New Jersey’s Law Against Discrimination (“LAD”), New Jersey’s Conscientious Employee Protection Act (“CEPA”),  any contract of employment, expressed or implied; as well as any and all claims alleging wrongful termination, or any other tortious or wrongful conduct or omission, in any way relating to or arising out of Harrison’s hiring by GAF, his employment with GAF, or his separation of employment.  Excepted from this release is any claim or right which cannot be waived by law, including workers’ compensation claims and claims arising after the date of this Agreement.  The Parties intend Harrison’s release as set forth in this paragraph to be general and comprehensive in nature and to release all claims and potential claims by Harrison to the maximum extent permitted by law.

Nothing in this Agreement shall be construed to prohibit Harrison from filing any future charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Harrison’s right to engage in such conduct.  Notwithstanding the foregoing, Harrison waives the right to obtain any relief from the EEOC or to recover any monies or compensation as a result of filing a charge or complaint.

6.             Harrison acknowledges that the only consideration for signing this Agreement and all that he is ever to receive from Releasees are expressed in the terms stated in this Agreement and that no other promises or agreements of any kind have been made to Harrison by any person or entity whatsoever to cause him to sign this Agreement, and that Harrison has signed this Agreement as a free and voluntary act.  Harrison further acknowledges that pursuant to the terms of this Agreement, he is and will be receiving pay, benefits, and other consideration from GAF which are substantially above and beyond the pay, benefits, or other consideration to which he, in the absence of this Agreement, would be entitled.  Harrison further acknowledges that GAF is providing the payments, benefits, and other consideration set forth in this Agreement by Harrison’s promises, including the full and comprehensive release provided in Paragraph 5.  Except as expressly stated in this Agreement, Harrison shall not receive any other pay, benefits, or consideration from GAF including any severance pay under GAF’s Severance Pay Plan for Salaried Employees.  Notwithstanding the foregoing, Harrison’s rights and obligations with respect to any Long Term Incentive Units shall be governed by the applicable Long Term Incentive Unit Plan based on his Separation Date.   Any future vesting of previously granted but unvested units shall cease on the Separation Date, and Harrison shall have ninety (90) days to exercise any units vested as of that date.

7.             Harrison hereby waives any and all rights or claims that he may have to reinstatement, employment or reemployment with GAF.

8.             Harrison agrees that this Agreement shall not be offered, used or considered as evidence in any proceeding against GAF except to the extent necessary to enforce the terms of this Agreement.  GAF agrees that this Agreement shall not be offered, used or considered as evidence in any proceeding against Harrison except to the extent necessary to enforce the terms of this Agreement.

9.             This Agreement is not, and shall not, be construed as an admission by GAF or Harrison of any acts or omissions that could or might be alleged with respect to any matter concerning Harrison’s employment or separation of employment with GAF.  Without limiting the foregoing, this Agreement is not, and shall not be, construed as an admission by GAF of (i) any violation of any law, regulation, or ordinance; or (ii) any wrongful act toward Harrison; or (iii) any liability whatsoever for any damages or injuries that are or could be claimed by him with respect to his hiring by GAF, his employment, or the separation of his employment.

10.           Harrison represents and warrants that he has not filed or otherwise initiated any proceeding, complaint, charge, or lawsuit with any court, government agency, or other entity relating to any claims being released by him under this Agreement.  In addition to agreeing herein not to bring suit against GAF, Harrison agrees to not file a claim or charge with any state or governmental agency wherein he seeks damages from GAF.

11.  After the Separation Date, upon reasonable notice and without any additional consideration except for reimbursement of authorized expenses, Harrison agrees to cooperate with GAF and to meet with GAF representatives in connection with any legal matter in which Harrison may potentially be called as a witness for GAF.  The foregoing does not create any employment relationship between him and GAF.  GAF agrees that it will reimburse Harrison for his time in this regard at One thousand five hundred dollars ($1,500.00) per day and for any expenses incurred by him at GAF’s request in connection with his cooperation as provided herein, provided Harrison submits appropriate and supporting documentation to GAF in a reasonable and timely manner.  GAF agrees to cooperate with Harrison to minimize any disruption to Harrison caused by his cooperation with GAF in such matters as provided herein.

12.           Harrison agrees not to make any defamatory or derogatory statement, written or verbal, to any third parties regarding the facts or circumstances surrounding this Agreement or any other defamatory or derogatory statement that may be harmful to GAF or may be injurious to the goodwill, reputation or business standing of GAF.   GAF agrees not to make any defamatory or derogatory statement, written or verbal, to any third parties regarding the facts or circumstances surrounding this Agreement or any other defamatory or derogatory statement that may be harmful to Harrison or may be injurious to the goodwill, reputation or business standing of Harrison.  GAF agrees, in response to any and all inquiries regarding Harrson’s work under the Consulting

Agreement and/or his previous employment with GAF, to provide Harrison’s dates of employment and work under the Consulting Agreement, his job title as an employee of GAF, and a statement that only this information is provided regarding all GAF employees pursuant to corporate practice.

13.           If any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceability shall not affect any other provision of this Agreement, and said provision shall be ineffective, to the extent of such unenforceability, with respect only to that jurisdiction holding the provision to be unenforceable.

14.           Any controversy or claim arising from or related to this Agreement or the breach thereof shall be settled by final and binding arbitration by a single arbitrator in an arbitration administered by the American Arbitration Association in Passaic County, New Jersey, in accordance with the Expedited Procedures of its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.           Harrison and GAF hereby consent and submit to the exclusive jurisdiction of the Federal and state courts located in the State of New Jersey with regard to any and all disputes arising from or related to Sections 3 or 4 of this Agreement.  Harrison and GAF waive any objection to personal jurisdiction in New Jersey and any objection that those courts are inconvenient forums to hear such disputes. Each of Harrison and GAF hereby consent and agree that service of process by the other party shall be deemed validly and properly affected against them upon the mailing of a copy of such process by certified mail, postage prepaid, to them at their addresses as provided below or as hereafter provided to the other party in writing.

If to Harrison:

Mr. David A. Harrison

14 Elm Street

Denville, NJ 07834

If to GAF:

GAF Building Materials Corporation

Chief Executive Officer

1361 Alps Road

Wayne, NJ 07470

With a copy to:

GAF Building Materials Corporation

Office of the General Counsel

1361 Alps Road

Wayne, NJ 07470

16.           This Agreement contains the entire agreement between Harrison and GAF and fully supersedes any and all prior agreements, with the exception of the Confidentiality and Competition Agreement, which shall continue in full force and effect under its terms, or understandings pertaining to the subject matter hereof.  Harrison represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein, made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter of this Agreement.  No other promise or agreement shall be binding unless in writing and signed by the Parties hereto.

17.           All references to GAF in this Agreement include: (a) any affiliated, related, subsidiaries, or parent companies of Building Materials Corporation of America; (b) any past or present officers, directors, shareholders, attorneys, insurers, agents, representatives, and/or employees of GAF and or its parents, subsidiaries, affiliates and related companies; and (c) any and all respective predecessors, successors and assigns, and any and all benefit plans, of GAF and/or its affiliated companies (as well as the past or present officers, directors, shareholders, agents, representatives, and employees of such entity).

18.           Harrison acknowledges that he has been advised by GAF of his right to consult an attorney before signing this Agreement, and that he has been provided at least twenty-one (21) days after the date he received this document to consider the Agreement.  Harrison also understands that he may sign the Agreement prior to that date.  Harrison further understands that he may revoke and repudiate this Agreement within seven (7) days after signing it by delivering written notification to Scott C. Carroll, Vice President Employment & Labor Law, GAF Materials Corporation, 1361 Alps Road, Building 8/2, Wayne, New Jersey 07470 and Harrison understands that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Should Harrison revoke and repudiate this Agreement during the foregoing seven (7) day period, he shall be required to return or repay the value of any consideration under this Agreement he already received, except if he challenges the validity of the waiver and release agreement under the Age Discrimination in Employment Act.

19.           BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, HARRISON STATES THAT:

(a)        HE HAS READ IT;

(b)        HE UNDERSTANDS AND KNOWS THAT HE IS GIVING UP CERTAIN RIGHTS;

(c)        HE AGREES WITH EVERYTHING IN IT;

(d)        HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT; AND

(e)        HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed.

Building Materials Corporation of America

WITNESSED:

/s/ Scott Carroll		By:	/s/ Robert B. Tafaro
Robert B. Tafaro
President and CEO

Date:	1/30/09	Date:	1/30/09

WITNESSED:

/s/ Victoria Gormley		By:	/s/ David A. Harrison
David A. Harrison

Date:	1/30/09	Date:	1/30/09

CONSULTING AGREEMENT

[See Exhibit 10.39 to this Form 10-K]